Exhibit 11

                          Continental Homes Holding Corp.
                         Computation of Earnings Per Share
                        (In thousands, except per share data)


                                     Three months ended             Nine months ended
                                        February 28,                  February 28,
                                     ------------------            ------------------
                                      1996         1995            1996       1995
                                      ----         ----            ----       ----
Fully diluted:
Net income                           $5,301      $3,073           $15,840    $10,681
Interest expense on convertible
  subordinated notes, net of
  income taxes                          910         401             1,904      1,203
                                  ---------    -------           --------   --------
                                     $6,211      $3,474           $17,744    $11,884
                                  =========    =======           ========   ========
Weighted average number of
  shares outstanding                  6,974       6,940             6,950      6,956
Conversion of convertible
  subordinated notes (42.55 shares
  per $1,000 principal amount of
  notes)                                164       1,489             1,049      1,489
Conversion of convertible
  subordinated notes (42.105
  shares per $1,000 principal
  amount of notes)                    3,611         --              1,441        --
Incremental shares relating to
  stock options exercisable              79         37                 86         48
                                  ---------    -------           --------   --------
Weighted average number of shares
  outstanding assuming full
  dilution                           10,828      8,466              9,526      8,493
                                  =========    =======           ========   ========

Fully diluted net income
  per share                       $     .57    $   .41           $   1.86   $   1.40
                                  =========    =======           ========   ========